Exhibit 99.3

FORM OF BROKER LETTER TO CLIENTS WHO ARE BENEFICIAL HOLDERS

FRESH VINE WINE, INC.

Units

Offered Pursuant to Subscription Rights

Distributed to Stockholders of

Fresh Vine Wine, Inc.

[●], 2023

To our Clients:

This letter is being distributed to our clients who are holders of Fresh Vine Wine, Inc. (the “Company”) common stock, $0.001 par value per share (the “Common Stock”), as of 5:00 p.m., Eastern Time, on February 22, 2023, the record date, in connection with a distribution in a rights offering of non-transferable subscription rights to subscribe for and purchase units. Each unit entitles the holder to one (1) share of Common and a warrant to purchase one (1) share of Common Stock. The subscription rights and units are described in the prospectus dated [●], 2023 (a copy of which accompanies this notice).

Pursuant to the rights offering, the Company is issuing subscription rights to subscribe for units on the terms and subject to the conditions described in the prospectus, at a subscription price of $1.00 per unit.

The subscription rights may be exercised at any time during the subscription period, which commences on February 23, 2023 and ends at 5:00 p.m., Eastern Time, on March 9, 2023, the expiration date, unless extended by the Company in its sole discretion.

As described in the prospectus, eligible stockholders will receive 0.5 subscription rights for every share of Common Stock owned on the record date, evidenced by non-transferable subscription rights certificates. Each full subscription right entitles the holder to purchase one (1) unit at the subscription price, which we refer to as the basic subscription right.

Holders who fully exercise their basic subscription right will be entitled to subscribe for additional units that remain unsubscribed as a result of any unexercised basic subscription right, which we refer to as the over-subscription privilege. If sufficient units are available, all over-subscription privilege requests will be honored in full. If over-subscription privilege requests for units exceed the remaining units available, the remaining units will be allocated pro-rata among record holders who oversubscribe based on the number of shares of Common Stock held by all record holders exercising the over-subscription privilege. If this pro rata allocation results in any record holder receiving a greater number of units than the record holder subscribed for, then such record holder will be allocated only the number of units for which the record holder oversubscribed, and the remaining units will be allocated among all record holders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all units have been allocated.

Subscription rights may only be exercised in whole numbers; the Company will not issue fractional units and will round all of the subscription rights down to the nearest whole number. To the extent that rounding occurs, any excess subscription payment received by the subscription agent will be returned, without interest or penalty, as soon as practicable following the expiration of the offering.

Enclosed are copies of the following documents:

1.	Prospectus

2.	Form of Beneficial Owner Election Form

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK HELD BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF SUBSCRIPTION RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any units to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed prospectus and other materials. However, we urge you to read the prospectus and other enclosed materials carefully before instructing us to exercise your subscription rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise subscription rights on your behalf in accordance with the provisions of the rights offering. The rights offering will expire at 5:00 p.m., Eastern Time, on the expiration date. You are encouraged to forward your instructions to us before the expiration date to allow us ample time to act upon your instructions. A holder cannot revoke the exercise of a subscription right.

If you wish to have us, on your behalf, exercise the subscription rights for any units to which you are entitled, please so instruct us by timely completing, executing, and returning to us the Beneficial Owner Election Form enclosed with this notice.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO YOUR BROKER.

QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING ALSO CAN BE DIRECTED TO BROADRIDGE CORPORATE ISSUER SOLUTIONS, LLC, THE SUBSCRIPTION AND INFORMATION AGENT, TOLL-FREE AT (888) 789-8409 OR BY EMAIL AT SHAREHOLDER@BROADRIDGE.COM, OR TO THE OAK RIDGE FINANCIAL SERVICES GROUP, INC., THE DEALER-MANAGER, TOLL-FREE AT (800) 231-8364 OR BY EMAIL AT INFO@OAKRIDGEFINANCIAL.COM.